Exhibit 10.1

FIRST AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of March 6, 2015, by and between SIGMATRON INTERNATIONAL, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Third Amended and Restated Credit Agreement between Borrower and Bank dated as of October 31, 2014  (as amended from time to time, the  “Credit Agreement”);

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the same to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

AMENDMENTS

Borrower and Bank hereby agree that the Credit Agreement shall hereby be amended as follows:

1. Section 1.1(e)(iii)(B) is hereby amended by deleting all of the text in that section following “provided, however” and replacing the same with the following: “that such amount shall on any given date between and including December 31, 2014 and June 30, 2015 be equal to or less than 60% of the total Borrowing Base and on any given date after June 30, 2015, be equal to or less than 50% of the total Borrowing Base.”

2. Section 1.1(e)(vi) is hereby amended by inserting the following sentence at the end thereof: “Notwithstanding subclauses (C) and (G) of this Section 1.1(e)(vi), but provided all other requirements set forth above of Eligible Accounts are satisfied, solely for the period between and including December 31, 2014 and June 30, 2015, the Borrower’s Accounts owing by any of the Account Debtors listed on Exhibit B hereto in an aggregate amount not to exceed $1,400,000 shall constitute Eligible Accounts.”

3. Section 1.2(a) is hereby amended by replacing the last sentence with “The Term Loan A shall be in an amount equal to $2,850,000.00.”

4. Section 4.3 is hereby amended by inserting new clauses (g) and (h) as follows and changing existing clause (g) to clause (i):

“(g)solely for the period beginning on February 1, 2015 through and including July 10, 2015, ten (10) days after the end of each calendar month during such period, a report describing the Accounts of the Borrower in the form of Exhibit C (the “A/R Report”) accurate as of the date immediately preceding the date of such report;

(h)solely for the period beginning on February 1, 2015 through and including July 10, 2015, on each date when delivery is required of each of the Borrowing Base Certificate pursuant to clause (f) above and the A/R Report pursuant to clause (g) above, a report describing the historical and forecasted sales of AB Electrolux (publ) and its subsidiaries and affiliates in the form of Exhibit D; said report due with the A/R Report shall be accurate as of the date immediately preceding the date of the report, and said report due with the Borrowing Base Certificate shall be accurate as of the prior month-end;”

5. Exhibit A, Exhibit B, Exhibit C, and Exhibit D attached hereto shall be added to and made a part of the Credit Agreement as Exhibit A, Exhibit B, Exhibit C and Exhibit D thereto.

ARTICLE II

CONDITIONS PRECEDENT

1. This Amendment shall become effective as of the date first set forth above, provided the following conditions shall have been satisfied:
(i) the Bank (or its counsel) shall have received counterparts of this Amendment that, when taken together, bear the signatures of the Borrower and the Bank;
(ii) the Bank (or its counsel) shall have received the executed Line of Credit Note, amended and restated as of the date hereof and in form and substance satisfactory to the Bank;

(iii) the Bank shall have received from Borrower (a) payment in cash of an amendment fee in the amount of $5,000.00 and (b) in accordance with Section 7.3 of the Credit Agreement, payment of all reasonable out-of-pocket payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include reasonable outside counsel fees), expended or incurred by Bank in connection with the preparation of this Amendment and all other documents prepared in connection herewith; and

(iv) the Bank shall have received such other information, documents and agreements as it may request.

ARTICLE III

GENERAL CLAUSES

1. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  Borrower and Bank hereby agree that this Amendment constitutes a Loan Document and that the term “Loan Document”, as defined in the Credit Agreement, shall be read and understood, wherever it appears in the Credit Agreement and in any other Loan Document, to include this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

1. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and the other Loan Documents and reaffirms all covenants set forth therein in each case as of the date hereof and as if the same had been set forth in full herein.  Borrower further certifies that as of the date of this Amendment, there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

2. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

3. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois, but giving effect to federal laws applicable to national banks.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

SIGMATRON INTERNATIONAL, INC.	WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Linda K. Frauendorfer	By: /s/ Matthew P. Soper
Name: Linda K. Frauendorfer	Name: Matthew P. Soper
Title: CFO	Title: Vice President